Voluntary Public Takeover Offer (Cash Offer)

for

All Outstanding Registered Ordinary Shares

With No Par Value

of

Celanese AG

at

EUR 32.50 PER SHARE

by

BCP Crystal Acquisition GmbH & Co. KG

an indirect wholly-owned subsidiary of

Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

THE ACCEPTANCE PERIOD AND THE TIME PERIOD TO EXERCISE WITHDRAWAL RIGHTS WILL EXPIRE ON MONDAY, MARCH 15, 2004 (24:00H CENTRAL EUROPEAN TIME, 6:00 P.M. NEW YORK CITY TIME), UNLESS THE ACCEPTANCE PERIOD IS EXTENDED.

February 2, 2004

To Our Clients:

      Enclosed for your consideration are the Offer Document published February 2, 2004 (the “Offer Document”) and the related Letter of Transmittal relating to the offer (together with any amendments or supplements thereto, the “Offer”) by BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (the “Bidder”) and a wholly-owned indirect subsidiary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd, a Cayman Islands exempted company, to purchase all outstanding registered ordinary shares with no par value (the “Shares”) of Celanese AG, a German stock corporation (Aktiengesellschaft) (the “Company”), at a purchase price of EUR 32.50 per Share in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the “Offer Price”), without interest thereon, upon the terms and subject to the conditions described in the Offer.

      We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

      Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account pursuant to the terms and subject to the conditions set forth in the Offer Document.

Please note the following:

1.	The Offer Price is EUR 32.50 per Share in cash, without interest thereon. Due to arrangements in place with The Depository Trust Company, the book-entry transfer facility in which your Shares are held, you will receive the offer price in U.S. dollars instead of Euros, at the WM/Reuters closing spot U.S. dollar/Euro exchange rate as reported by WM/Reuters on the business day prior to the date on which the Bidder makes funds available to Mellon Investor Services LLC (the “North American Depositary”) for the settlement of such tendered Shares. If you prefer to receive payment in Euros, you must arrange for the transfer of your Shares to the Clearstream Banking AG booking system; if you wish to make this transfer, you should contact us.

2.	The Offer is being made for all of the outstanding registered Shares.

3.	The acceptance period for the Offer and the time period to exercise withdrawal rights expire at 24:00h Central European Time, 6:00 p.m. New York City time, on Monday, March 15, 2004, unless the Offer is extended.

4.	The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that constitutes at least 85% of the total number of outstanding Shares (excluding treasury shares held by the Company, enterprises controlled or majority owned by the Company, or parties acting for the account of the Company). The Offer is also subject to certain other conditions contained in the Offer Document. See Section V.4 (“The Offer — Conditions”) of the Offer Document.

      If you wish to have us tender any or all of your Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless you otherwise specify on the reverse side of this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE ACCEPTANCE PERIOD OF THE OFFER.

      The Offer is not being made in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

      Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the North American Depositary of (a) certificates evidencing such Shares or confirmation of the book-entry transfer of such Shares into the North American Depositary’s account at The Depository Trust Company, pursuant to the procedures set forth in the Offer Document under “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Procedures Applicable to North American Shares”, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer Document) in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the North American Depositary’s account at The Depository Trust Company are actually received by the North American Depositary.

Instructions With Respect To The

Voluntary Public Takeover Offer (Cash Offer)

for

All Outstanding Registered Ordinary Shares

With No Par Value

of

Celanese AG

by

BCP Crystal Acquisition GmbH & Co. KG

an indirect wholly-owned subsidiary of

Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

       The undersigned acknowledge(s) receipt of your letter and the enclosed Offer Document published February 2, 2004 (the “Offer Document”) and the related Letter of Transmittal related to the offer (together with any amendments or supplements thereto, the “Offer”) by BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (“Bidder”) and a wholly-owned indirect subsidiary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd, a Cayman Islands exempted company, to purchase all outstanding registered ordinary shares with no par value (the “Shares”) of Celanese AG, a German stock corporation (Aktiengesellschaft) (the “Company”), at a purchase price of EUR 32.50 per Share in cash (such amount, or any greater amount per Share paid pursuant to the Offer being referred to herein as the “Offer Price”), without interest thereon, upon the terms and subject to the conditions set forth in the Offer Document and in the Letter of Transmittal enclosed herewith. The undersigned acknowledge(s) that it will receive the Offer Price in U.S. dollars instead of Euros, at the WM/Reuters closing spot U.S. dollar/Euro exchange rate, as reported by WM/Reuters, on the business day prior to the date on which the Bidder makes funds available to the North American Depositary for the settlement of such tendered Shares.

      This will instruct you to tender to the Bidder the number of Shares indicated below (or, if no number is specified below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer Document and the related Letter of Transmittal.

Number of Shares to Be Tendered:*

______________ Shares

Account No.:

Dated:

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.